Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-280102
March 26, 2025
PROSPECTUS SUPPLEMENT NO. 6
FORWARD AIR CORPORATION
UP TO 14,015,018 SHARES OF COMMON STOCK

This prospectus supplement amends the prospectus dated July 19, 2024 (as supplemented to date, the “Prospectus”) of Forward Air Corporation, a Tennessee corporation (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1, as amended (No. 333-280102). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on March 26, 2025, as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
Shares of our Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “FWRD”. On March 25, 2025, the closing price of our Common Stock was $20.91.

Investing in the Company’s Common Stock involves risks. See “Risk Factors” beginning on page 6 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.
Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is March 26, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2025

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

		TN		62-1120025
(State or other jurisdiction of incorporation)				(I.R.S. Employer Identification No.)
1915 Snapps Ferry Road	Building N	Greeneville	TN	37745
(Address of principal executive offices)				(Zip Code)

000-22490
(Commission File Number)
Registrant’s telephone number, including area code: (423) 636-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FWRD	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2025, each of Ana Amicarella and Valerie Bonebrake notified the Board of Directors (the “Board”) of Forward Air Corporation (the “Company”) that they will not stand for re-election to the Board at the Company’s 2025 Annual Meeting of Shareholders (“2025 Annual Meeting”). In each case, their decision not to stand for re-election was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company and the Board wish to sincerely thank Ms. Amicarella and Ms. Bonebrake for their significant contributions to the Company during their years of service on the Board.

Ongoing Board Refreshment

As part of the Company’s ongoing commitment to Board refreshment and in light of Ms. Amicarella’s and Ms. Bonebrake’s decision not to stand for re-election to the Board at the 2025 Annual Meeting, on March 20, 2025, following a recommendation by the Company’s Corporate Governance and Nominating Committee, the Board nominated Paul Svindland for election to the Board by the Company’s shareholders at the 2025 Annual Meeting and agreed to recommend to the Company’s shareholders that they vote to elect Mr. Svindland to the Board at the 2025 Annual Meeting.

Mr. Svindland currently serves as the Chief Executive Officer of STG Logistics, a domestic port-to-door services and supply chain solutions company. The Company believes that, if elected, Mr. Svindland’s election will further its board refreshment objectives and provide additional depth of knowledge and expertise in critical areas of the Company’s operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION

Date: March 26, 2025	By:	/s/ Shawn Stewart
	Name: Title:	Shawn Stewart Chief Executive Officer